SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 24, 2009

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Maiden Lane, Suite 595, San Francisco, CA 94108	94108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 781-0350

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Effective August 24, 2009, Urigen, N.A., Inc. the wholly owned subsidiary of Urigen Pharmaceuticals, Inc. (the “Company”), entered into Amendment No.3 (the “Amendment”) to the certain License Agreement effective June 6, 2004 between Urigen N.A and the Regents of the University of California (the “University”) for Invention Docket Nos. SD2003-049 and SD2004-134 “Novel Intravesical Therapy for Immediate Symptom Selief and Chronic Therapy in Interstitial Cystitis Patients.” Pursuant to the terms of the Amendment, the license maintenance fees were amended to provide for future payments as follows:

A.	$20,000 on June 6, 2010,
B.
$25,000 on June 6, 2011 and annually thereafter on each anniversary; provided however that the Company’s obligation to pay license maintenance fees will send on the date the Company is commercially selling the licensed product.

The Amendment provides that as partial consideration and in lieu of cash for license maintenance fees that were due on May 6, 2009 and June 6, 2009, the Company shall issue 250,000 shares of its common stock to the University. The acceptance of the Shares is subject to the final approval of the Office of the President of the University.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1
Amendment No. 3 to the License Agreement effective June 6, 2004 between the Company and the Regents of the University of California for Invention Docket Nos. SD2003-049 and SD2004-134 “Novel Intravesical Therapy for immediate symptom relief and Chronic Therapy in Interstitial Cystitis Patients.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: August 26, 2009	By:	/s/ Martin E. Shmagin
Martin E. Shmagin Chief Financial Officer

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